CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 28 to the registration statement No. 333-17665 on Form S-6 (“Registration Statement”) of Separate Account FP of AXA Equitable Life Insurance Company of our report dated April 17, 2017, relating to the financial statements of each of the Variable Investment Options of Separate Account FP of AXA Equitable Life Insurance Company, which appears in such Registration Statement.

We also consent to the use in this Registration Statement of our report dated March 24, 2017, except for the change in the manner in which the AXA Equitable Life Insurance Company accounts for no lapse guarantee features related to guaranteed minimum income benefit riders discussed in Note 2 to the consolidated financial statements and the revision discussed in Note 2 to the consolidated financial statements, as to which the date is December 21, 2017, relating to the consolidated financial statements, which appears in AXA Equitable Life Insurance Company’s Current Report on Form 8-K dated December 21, 2017, which appears in such Registration Statement.

We also consent to the reference to us under the heading “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

December 21, 2017